EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIOS

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

	09/25/08	09/25/07	09/25/06	09/25/05	09/25/04

Earnings
Income (loss) before income taxes	$(11,438,560)	$274,973	$804,078	$737,577	$(638,918)
Fixed charges	9,258,423	8,984,147	8,350,723	7,311,352	6,616,945

Earnings	$(2,180,137)	$9,259,120	$9,154,801	$8,048,929	$5,978,027

Fixed charges
Interest expense	$8,275,310	$8,025,969	$7,349,884	$6,354,744	$5,848,428
Estimated interest within rental expense	983,113	958,178	1,000,839	956,608	768,517

Fixed charges	$9,258,423	$8,984,147	$8,350,723	$7,311,352	$6,616,945

Ratio of earnings to fixed charges	(1)	1.03	1.10	1.10		(1)

(1)

Calculation results in a deficiency in the ratio (i.e., less than one-to-one coverage). The deficiency in earnings to cover fixed charges was $638,918 for the year ended September 25, 2004, and $11,438,560 for the year ended September 25, 2008